Exhibit 10.1

June 21, 2013    Personal and Confidential

Mr. Michael J. Lyftogt
1335 Waterford Drive
Golden Valley, Minnesota 55422

RE:    Separation Agreement and Release

Dear Mr. Lyftogt:

As a result of your resignation, this letter is to confirm that your employment with Christopher & Banks Corporation (“Christopher & Banks” or the “Company”) will end at the close of business on Friday, June 21, 2013. The purpose of this Separation Agreement and Release Letter (the “Agreement”) is to set forth the specific separation pay and benefits that Christopher & Banks will provide you in exchange for your agreement to the terms and conditions of this Agreement. Also attached to this Agreement is an acknowledgement for you to sign and return with the signed Agreement.

By your signature below, you agree to the following terms and conditions:

1.    End of Employment.

a.    Your employment with Christopher & Banks will end on June 21, 2013 (the “Separation Date”) as a result of your resignation.

b.    Upon your receipt of your final paycheck, which includes payment for services through your Separation Date and payment for all accrued but unused Paid-Time-Off (“PTO”) owed you as of the Separation Date, you will have received all wages and benefits owed to you by virtue of your employment with Christopher & Banks or the termination of such employment. You also agree that you have previously submitted expense reports for all business expenses incurred through your Separation Date, except for any expenses incurred in June, 2013, which you agree to submit for reimbursement per Company policy by July 10, 2013 to the attention of Pete Michielutti, Senior Vice President, Chief Financial Officer.

c.    The COBRA period for continuation of insurance coverage that you may have under certain of Christopher & Banks’ group plans will begin on the first day of the month following the Separation Date. If you are currently participating in those plans for which COBRA continuation may apply, information regarding your right to elect COBRA coverage will be sent to you via separate letter. By your signature below, you acknowledge and agree that Christopher & Banks may modify or terminate its group insurance plans at any time and that you shall have the same right to participate in Christopher & Banks’ group insurance plans only as is provided on an equivalent basis to the Company’s employees and only to the extent required under COBRA, if you timely elect and pay for such coverage under COBRA. You further agree to promptly provide Christopher & Banks notice if you become covered or eligible to be covered under the health and/or dental insurance policy of a new employer.

2400 Xenium Lane North ▪ Plymouth, MN 55441 ▪ (763) 551-5000 ▪ christopherandbanks.com ▪ cjbanks.com

d.    During your employment with Christopher & Banks, the Company granted you various stock options and/or restricted stock. You may, in accordance with the terms of the Christopher & Banks Corporation 1997 Stock Incentive Plan and the Christopher & Banks Corporation 2005 Stock Incentive Plan, exercise any and all stock options granted to you and which are vested on or prior to your Separation Date. These stock options may be exercised in accordance with the applicable Plan's provisions. In the case of the 1997 Plan, your ability to exercise stock options expires on your Separation Date. In the case of the 2005 Plan, your ability to exercise stock options expires ninety (90) days following your last day of employment. Notwithstanding the foregoing, if your stock options expire earlier by reason of the term of such stock option expiring, your stock options will expire at such earlier date. Pursuant to the terms of the applicable plan documents, all unvested stock options and all restricted stock granted by Christopher & Banks that have not vested as of the Separation Date are forfeited effective upon your Separation Date. You may obtain further information regarding any grants of stock options or restricted stock that were made to you by contacting our Chief Financial Officer. Please also note that you remain subject to the terms of the Company's Insider Trading Policy, which imposes limits on when employees are permitted to trade in the Company's stock.

This Section 1.d. of the Agreement will be construed in accordance with the terms and conditions of the applicable plan documents and award agreements; and to the extent that such documents conflict with this Section, the plan documents and award agreements are controlling.

e.    You acknowledge that you are not eligible for any other payments, severance, bonuses, deferred compensation payments or benefits except for those expressly described in this Agreement, provided that you sign and do not rescind this Agreement.

f.    You represent and affirm that you have been paid and/or received all leave (paid or unpaid), compensation, wages, bonuses, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, and/or benefits are due you, except as expressly provided otherwise in this Agreement.

2.    Separation Pay and Benefits. Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, Christopher & Banks agrees as follows:

a.    To continue to pay you, at the Company's regular payroll cycles, your current weekly base salary for a period of four (4) months (aggregating in total $83,333.33), less applicable deductions and withholdings, following your Separation Date, and following your execution, without rescission, of the Acknowledgement and Release attached hereto. The amount payable pursuant to this Section 2 shall be subject to your compliance with all of the terms and conditions of this Agreement.

b.    You acknowledge and understand you are not entitled to the payment described in this Section 2 if you (i) do not sign and return this Agreement, including the executed Acknowledgement and Release, within the timeframe set forth in this Agreement, (ii) rescind this Agreement after signing it during the applicable rescission period, or (iii) violate any of the terms and conditions set forth in this Agreement.

c.    If you timely elect Cobra coverage, Christopher & Banks will pay the employer portion of your COBRA health and dental premiums for the first four (4) months. If you wish to continue COBRA coverage after that four (4) month period, you must timely pay the entire amount of COBRA premiums.

3.    Release of Claims. Specifically in consideration of the separation pay and benefits described in Section 2, and to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a.    This release includes all claims against Christopher & Banks, as defined below in Section 3.e., whether known or unknown, which you may have that relate in any way either to events that occurred or should have occurred during the time of your employment or your termination of employment, up to the date you execute this Agreement, except the claims mentioned in paragraphs 3.c. and 3.d.

b.    This release includes, without limiting the generality of the foregoing, any claims you may have for wages, bonuses, commissions, penalties, deferred compensation, vacation pay, paid-time-off pay, which, as set forth in Section 1 of this Agreement, have been or will be fully paid to you on or shortly following your Separation Date. In addition, this release includes, but is not limited to, all claims for separation benefits, defamation, invasion of privacy, negligence, emotional distress, breach of contract, estoppel, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination, harassment or retaliation in employment), violation of the United States Constitution, the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Older Workers Benefit Protection Act (OWBPA), the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., any claim based on a “whistleblower” theory, and any claim for retaliation, harassment or discrimination based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance, military status, or any other class protected under applicable local, state or federal law. You hereby waive any and all relief not provided for in this Agreement. You understand and agree that, by signing this Agreement, you waive and release any past, present, or future claim to employment with Christopher & Banks.

Without limiting the generality of the foregoing, this release also includes, but is not limited to, any claims you currently have, or may have based on events occurring before the date of this release, with respect to (i) the exercise of stock options in the Company and any subsequent sales of such stock; or (ii) the inability to exercise, or the prohibition on the exercise of, options to purchase Company stock, and the subsequent inability to sell, or prohibition on the sale of, the related stock; and (iii) the inability to purchase or sell, or the prohibition on the sale of or purchase and sale of, Company stock. Nothing in this release, however, prevents the future exercise of vested options to purchase Company stock and to sell said stock in a manner consistent with the terms of the Company stock option plans, the options themselves, the Company's Insider Trading Policy and the governing legal standards.

c.    You are not, by signing this Agreement, releasing or waiving (i) any vested interest you may have in any 401(k) or profit sharing plan by virtue of your employment with Christopher & Banks, (ii) any rights or claims that may arise after the Agreement is signed by all parties, (iii) the post-employment payments specifically promised to you under this Agreement (subject to the terms of this Agreement), (iv) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (v) your rights, if any, to indemnification and/or insurance for your acts or omissions that occurred within the scope of your employment, (vi) any rights you may have under state unemployment compensation benefits law, or (vii) any rights you may have under workers compensation benefits laws. In addition, this Separation Agreement, and the Release of claims it contains, applies only to legally waivable claims, and specifically excludes any claim which cannot be released by private agreement.

d.    This Agreement is not intended to bar you from reporting in good faith any perceived violation of law to the governmental authority responsible for enforcing the law in question or from cooperating with such governmental authority in any investigation or enforcement action. It is understood and agreed, however, that in so doing you shall not seek or receive any benefit or gain. Christopher & Banks is also committed to full compliance with all applicable laws, and for that reason you promise and agree that, before contacting any governmental authority, you shall notify Christopher & Banks of any perceived violation of law to provide Christopher & Banks a fair opportunity to address and/or correct the situation.

e.    Christopher & Banks, as used in this Section 3, shall mean Christopher & Banks Corporation and its subsidiaries, divisions, affiliated or related entities, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Christopher & Banks, in their official and individual capacities.

4.    Notice of Right to Consider and Consult Attorney. By signing this Agreement, you acknowledge and agree that Christopher & Banks has informed you by this Agreement that (i) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (ii) you have twenty-one (21) calendar days from the receipt of this Agreement to consider whether the terms are acceptable to you. Christopher & Banks encourages you to use the full twenty-one (21) day period to consider this Agreement but you have the right, if you choose, to sign this Agreement prior to the expiration of the twenty-one (21) day period; provided, however you are not to sign the agreement until on or after your Separation Date.

5.    Notice of Right to Rescind. You are hereby notified of your right to rescind (cancel) this Agreement within fifteen (15) calendar days of the date you sign it. You also understand that, to be effective, your rescission must be in writing, and must be delivered to Christopher & Banks' corporate headquarters (to the attention of Luke Komarek) either by hand or mail within the fifteen (15) day period. If delivered by mail, the rescission must be (1) postmarked within the fifteen (15) day period; (2) properly addressed to Luke Komarek, SVP and General Counsel, 2400 Xenium Lane North, Plymouth, Minnesota 55441; and (3) sent by certified mail return receipt requested.

This Agreement will be effective upon the expiration of the fifteen (15) day period without rescission. You understand that if you rescind any part of this Agreement in accordance with this Section, you will not receive the separation pay and other benefits described in this Agreement and you will be obligated to return any benefit(s) and payment(s), if already received.

6.    Cooperation. From the date of this Agreement until October 31, 2013, you agree to cooperate and provide assistance and information to Christopher & Banks on issues and matters relating to your responsibilities, duties, work activities during your employment and/or association with Christopher & Banks or any of its related entities as provided herein. As you are receiving severance from the Company, you shall not be entitled to any additional compensation for your efforts, other than be reimbursed for out-of-pocket expenditures reasonably incurred in connection with the performance of services contemplated by this Section 6.

a.In particular, but without limitation, you agree to: (1) cooperate fully with Christopher & Banks, including its attorneys, accountants, and/or other advisers or agents, in connection with any potential or actual litigation, disputes, internal investigations or government investigations; (2) appear as a witness voluntarily upon Christopher & Banks' request to provide truthful testimony and/or information regardless of whether served with a subpoena; (3) be available to attend interviews, depositions, pretrial preparation, court proceedings, consultations or meetings regarding investigations, litigation or potential litigation as requested by Christopher & Banks; and (4) notify Christopher & Banks if you are contacted by any person or agency relating to your responsibilities, duties, work, activities during your employment and/or association with Christopher & Banks or any of its related entities.

b.Christopher & Banks acknowledges any such efforts, if requested, will impose on your time and will likely interfere with other commitments you may have in the future. Consequently Christopher & Banks shall attempt to schedule such interviews, depositions, pretrial preparation, court proceedings, consultations or meetings in coordination with your schedule, but you recognize that scheduling of certain court proceedings, including depositions and trials, may be beyond Christopher & Banks' control.

c.It is expressly understood by the parties that the severance paid by Christopher & Banks to you under this Section 6 shall be an exchange for your time and is not intended or understood to be dependent upon the character or content of any information you disclose in good faith in any such proceedings, interviews, meetings or consultations.

d.In the event that you elect not to be represented by counsel chosen by Christopher & Banks, you shall have the right to be represented in any such matters by counsel of your choosing and at your sole cost and expense.

e.Nothing in this Agreement is to be construed as prohibiting you from providing any truthful information or testimony to a state or federal agency or court when requested or required to do so by such agency or court.

7.    Return of Property. By signing this Agreement, you acknowledge and agree that all documents and materials relating to the business of, or the services provided by, Christopher & Banks and its affiliated companies are the sole property of Christopher & Banks. By signing this Agreement you further agree and represent that you have returned to Christopher & Banks all of its and its affiliated companies property including, but not limited to, all customer records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of Christopher & Banks or its related companies.

8.    Confidential and Proprietary Information. By signing this Agreement, you acknowledge and agree that during your employment with Christopher & Banks you have had access to confidential and proprietary information of Christopher & Banks and its related companies and further acknowledge and agree that the release or disclosure of any confidential or proprietary information of Christopher & Banks or its related companies will cause Christopher & Banks irreparable injury. By signing this Agreement, you acknowledge that you have not used or disclosed, and agree that you will not at any time in the future use or disclose, to any other entity or person, directly or indirectly, any confidential or proprietary information of Christopher & Banks or its related companies. For purposes of this Agreement, the term “confidential or proprietary information” shall include, but not be limited to, information regarding Christopher & Banks' or its related companies information technology, sales, sales projections, vendors, customers, employees, marketing plans and strategies, merchandising and business plans.

9.    Non-Disparagement and Confidentiality. You promise and agree not to disparage Christopher & Banks (as defined in Section 3.e. above) or their employees, officers, directors, agents or vendors, or disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding either (i) the contents and terms of this Agreement, or (ii) the substance and/or nature of any dispute between Christopher & Banks or its related entities and any employee or former employee, including yourself. You agree that the only people with whom you may discuss this confidential information are your legal and financial advisors and your spouse or significant other, if applicable, provided they each agree to keep the information confidential, or as otherwise required by law. For its part, Christopher & Banks agrees upon receipt of inquiries by its Human Resources Department, to provide you with a neutral reference consisting of dates of employment and last position held. Any reference requests by you shall be directed to Christopher & Banks' headquarters and addressed to its Corporate Human Resources Department in Minnesota.

10.    Nonsolicitation. In exchange for the payments you are receiving under this Agreement and to which you are not otherwise entitled, you further agree that, for a period of one (1) year immediately following your Separation Date with Christopher & Banks, you shall not, directly or indirectly:

a.    interfere in any way with Christopher & Banks' or its related entities relationship with any of their agents, customers, employees or vendors, or prospective agents, customers, employees or vendors, or induce any Christopher & Banks or its related entities' agents, customers, employees or vendors to terminate or alter its business relationship with Christopher & Banks or its related entities in a material adverse way.

b.    hire, solicit for the purpose of hiring, or induce to leave their employment, any of Christopher & Banks' or its related entities' employees or independent contractors, or otherwise be directly or indirectly involved in such activities. For purposes of this Section 9, “employees” shall include any current employees, any persons who were employed by Christopher & Banks or its related entities on your Separation Date.

11.    Remedies. If you breach any term of this Agreement, Christopher & Banks shall be entitled to its available legal and equitable remedies including, but not limited to, terminating and recovering any and all payments and benefits made or to be made under Section 2 of this Agreement. You agree that, if you breach or threaten to breach any term of Section(s) 8, 9, and/or 10, Christopher & Banks shall be entitled as a matter of right to injunctive relief and reasonable attorneys' fees, costs, and expenses, in addition to any other remedies available at law or equity under this Agreement. You agree that if you breach any term of Section 10, the time period for such breached restriction shall be extended by the length of time that you were in breach of such restriction. If Christopher & Banks obtains relief for a material breach of Section(s) 8, 9, and/or 10 of this Agreement, Christopher & Banks, among other available recourse, shall be entitled to suspend any payments otherwise due to you under this Agreement.

12.    Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by Christopher & Banks or you of any liability or unlawful conduct whatsoever. Christopher & Banks and you specifically deny that this Agreement is the result of any such liability or unlawful conduct.

13.    Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of Christopher & Banks. The rights and obligations of this Agreement shall inure to the successors and assigns of Christopher & Banks.

14.    Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

15.    Governing Law and Forum Selection. The laws of the State of Minnesota (without regard to conflicts of laws of any jurisdiction) will govern the validity, enforceability, construction and interpretation of this Agreement. Any legal proceeding related to this Agreement will be brought only in the courts of the State of Minnesota, in the County of Hennepin or in the federal courts located in Hennepin County Minnesota, and both Christopher & Banks and you consent to and submit to the exclusive jurisdiction of that court for this purpose, and waive any argument that venue in such court is not convenient.

16.    Attorneys' Fees. Should any litigation be commenced to enforce the provisions of this Agreement, the successful party (as it relates solely to the issue of enforcement of the terms of this Agreement) in such litigation shall be entitled to recover, in addition to such other relief as the court may award, its reasonable attorneys' fees and all other costs and expenses incurred in such litigation or proceeding.

17.    Knowing and Voluntary Waiver of Your Rights. You acknowledge that you have read this Agreement, including the release of claims contained in Section 3, and you understand the scope, meaning and effect of that release. By signing this Agreement, you also acknowledge and agree that you have entered into this Agreement voluntarily and without any coercion.

18.    Full Agreement. This Agreement, which includes the Acknowledgment and Signature section which follows, contains the full agreement between you and Christopher & Banks and may not be modified, altered, or changed in any way except by written agreement signed by both Christopher & Banks and you. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties, except for any applicable stock option or restricted stock agreements and related plan documents or benefit plan documents, which shall remain in full force and effect.

The offer contained in this Agreement will expire at 5:00 p.m. on July 15, 2013. After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions in this Agreement by dating and signing below. Please then return a signed original of this Agreement to Luke Komarek, SVP and General Counsel at the Company's headquarters no later than 5:00 p.m. on July 15, 2013. You should keep a copy of the fully executed Agreement for your records.

Sincerely,

CHRISTOPHER & BANKS CORPORATION

/s/ Cindy Stemper

By:    Cindy Stemper
Its: Senior Vice President, Human Resources

Acknowledged and understood:

/s/ Michael J. Lyftogt
Michael J. Lyftogt

Date:     June 21, 2013

ACKNOWLEDGMENT AND RELEASE

By signing below, I, Michael J. Lyftogt, acknowledge and agree to the following:

•	I have had adequate time to consider whether to sign this Acknowledgement and Release and the June 21, 2013 Separation Agreement (“Separation Agreement”).

•	I understand and agree to all of the terms of the Acknowledgement and Release and the Separation Agreement.

•
I am knowingly and voluntarily releasing my claims against Christopher & Banks (as defined in Section 3.e. above) and the other entities and individuals identified herein to the extent expressly set forth in this Acknowledgement and Release and the Separation Agreement.

•	I have not, in signing this Agreement, relied upon any statements or explanations made by Christopher & Banks, except those specifically set forth in the Separation Agreement.

•	I intend for this Acknowledgement and Release to be legally binding.

•
I have agreed to the terms of this Acknowledgement and Release in reliance upon my own judgment and the advice and opinions of my own attorneys and advisors, and have not in any part relied upon the opinions of, or facts represented by, Christopher & Banks or its employees or attorneys.

•
I understand that this Acknowledgement and Release and by incorporation the Separation Agreement specifically waives claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.), and in connection with this waiver I acknowledge and agree to the following:

(1)
I am not waiving any rights or claims under the Age Discrimination in Employment Act of 1967, as amended, that may arise after this Acknowledgement and Release is signed by me, or any rights or claims to test the knowing and voluntary nature of this Agreement under the Older Workers' Benefit Protection Act, as amended;

(2)	In exchange for my waiver of rights or claims under the Age Discrimination in Employment Act, I am receiving consideration that is in addition to anything of value to which I am already entitled;

(3)	I have had ample opportunity to consult with an attorney of my choosing prior to my signing of this Acknowledgement and Release, and I was encouraged and advised to do so by Christopher & Banks;

(4)
I may take twenty-one (21) days to consider whether to sign the Acknowledgement and Release. I acknowledge that any changes to the terms of this Agreement (whether material or immaterial) will not restart the running of the twenty-one (21) day period;

(5)
If I sign this Acknowledgement and Release prior to the end of the twenty-one (21) day time period, I certify that, in accordance with 29 CFR § 1625.22(e)(6), I knowingly and voluntarily decided to sign the Acknowledgement and Release after considering it for less than twenty-one (21) days and that my decision to do so was not induced by Christopher & Banks through fraud, misrepresentation or a threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day time period;

(6)	I understand that I may rescind this Acknowledgement and Release at any time within fifteen (15) days after I sign it;

(7)
I further understand and agree that if I wish to rescind this Acknowledgement and Release after signing it, I or my authorized legal representative will do so in accordance within the time limitations and procedures contained in Section 5 of the Separation Agreement;

(8)
I have carefully read and fully understand all of the provisions of this Acknowledgement and Release, and I knowingly and voluntarily enter into, and choose to be legally bound by, all of the terms set forth in this Acknowledgement and Release.

•	I am signing this Acknowledgement and Release on or after my last day of employment with Christopher & Banks.

Accepted this 21st day of June, 2013.

/s/ Michael J. Lyftogt
Michael J. Lyftogt